EXHIBIT 10.2

Trizec Properties, Inc.

RESTRICTED STOCK RIGHTS AGREEMENT

     This Agreement, dated as of the ___day of ___200_(“Date of Grant”), between Trizec Properties, Inc. (the “Company”) and                                (“Employee”), sets forth the terms and conditions of Employee’s participation in the Company’s 2002 Long Term Incentive Plan (Amended and Restated Effective May 29, 2003, as amended from time to time), attached as Schedule A (the “Plan”).

     WHEREAS, on ___, 200_, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has selected Employee to receive a grant of Restricted Stock Rights pursuant to Section 7 of the Plan subject to the terms and conditions of this Agreement; and

     WHEREAS, fifty percent (50%) of the Restricted Stock Rights are intended to constitute Performance Awards granted pursuant to Section 8 of the Plan;

          NOW THEREFORE the parties hereto agree as follows:

     Definitions. Certain terms used in this Agreement and appearing with initial capital letters have been defined in the Plan, and shall have the same meaning when used herein. In the event of any inconsistency between the terms or provisions of this Agreement and the Plan document, the Plan shall govern. Employee acknowledges that all decisions and interpretations of the Committee with respect to this Agreement and the Plan shall be conclusive and binding on Employee and all other interested parties.

A. Grant. Subject to the terms of this Agreement and the Plan, the Company hereby grants to Employee, as of the Date of Grant, an award of                            Restricted Stock Rights (the “Restricted Stock Rights”, or the “Award”). Each Restricted Stock Right shall represent the unsecured promise of the Company to transfer to Employee, on the applicable Settlement Date (as defined in Paragraph D) of such Restricted Stock Right and subject to the terms and conditions set forth in this Agreement, one Share of the Company’s common stock. The Company shall maintain a bookkeeping record for Employee (the “Employee Account”) to which the Award will be credited.

B. Vesting. The Award shall vest on the vesting dates set forth in Schedule B (each a “Vesting Date”), provided that certain employment and Company performance requirements set forth in Schedule B (“Time-Based Vesting Requirements” and “Performance-Based Vesting Requirements”, respectively) are met. Subject to Schedule B, where the Time-Based Vesting Requirements and, if applicable, the Performance-Based Vesting Requirements have not been satisfied as of the applicable Vesting Date, the unvested Restricted Stock Rights shall be cancelled.

Notwithstanding the foregoing, in accordance with Section 10 of the Plan, upon the occurrence of a Change in Control, all Time-Based Vesting Requirements and Performance-Based Vesting Requirements shall be deemed satisfied and the Restricted Stock Rights shall immediately vest in full.

C. Termination of Employment. In the event of the termination of Employee’s employment with the Company prior to one or more of the Vesting Dates due to death, disability (as defined under Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder, (the “Code”)), or retirement (defined as Employee’s voluntary termination of employment with the Company after a minimum of five years of service and provided that at the date of termination Employee is at least sixty (60) years of age), the Award shall immediately vest in full on the date of such termination.

If Employee’s employment with the Company is terminated for any reason other than death, disability or retirement prior to the applicable Vesting Dates, all of the Restricted Stock Rights subject to this Agreement which have not vested in accordance with Paragraph B above, shall be cancelled, and all rights of Employee to, or with respect to, such non-vested Restricted Stock Rights shall terminate without any obligation on the part of the Company.

D. Settlement. The Restricted Stock Rights shall be settled by the payment of the underlying Shares. Subject to Paragraph E, settlement of a Restricted Stock Right shall occur on (or as soon as practicable following) the applicable Vesting Date (each a “Settlement Date”). No certificates for Shares will be issued or delivered to Employee upon settlement. An account will be maintained for Employee by the Company’s Transfer Agent. Upon settlement of any Restricted Stock Rights, at Employee’s request, the Company’s Transfer Agent will deliver certificates of stock (or electronic delivery as requested by Employee) for the Shares underlying the Restricted Stock Rights. Unless so requested, however, the Transfer Agent will continue to hold the Shares in an account for Employee.

E. Deferral. At a time determined by the Committee in its sole discretion, Employee may irrevocably elect to defer settlement of any or all of his or her Restricted Stock Rights pursuant to the terms of the Trizec Properties, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Settlement of any deferred Restricted Stock Rights shall be made at the time set forth in, and in accordance with the terms of, the Deferred Compensation Plan. Following deferral of the Restricted Stock Rights pursuant to this Paragraph E, they shall be governed by the terms of the Deferred Compensation Plan. Upon the effective date of the deferral (i.e., the applicable Settlement Date), the Restricted Stock Rights deferred pursuant to this Paragraph E shall no longer be subject to cancellation pursuant to Paragraph C hereof. The Company may modify, amend or terminate any deferral election pursuant to this Paragraph E or the terms and conditions of the Deferred Compensation Plan at any time, if it considers it necessary or advisable to do so under applicable laws.

F. Dividend Equivalent Payments. If, prior to settlement, the Company pays a dividend on its common stock, Employee shall be paid a dividend equivalent (the “Dividend Equivalent”) for his or her vested and unvested Restricted Stock Rights. No Dividend Equivalent shall be paid to an Employee on any cancelled Restricted Stock Rights. Regular dividends shall be paid on the Shares of the Company’s common stock following the settlement of the Restricted Stock Rights. Dividend Equivalents may be paid in Shares of the Company’s common stock, in cash, in additional Restricted Stock Rights or in a combination of any of these, as determined by the Committee. Upon cancellation of the Restricted Stock Rights pursuant to Paragraph C hereof, payment of Dividend Equivalents shall cease immediately. At the time Employee elects to defer all or a portion of the Restricted Stock Rights pursuant to Paragraph E of this Agreement, Employee may also elect to defer any Dividend Equivalents to be paid on or following the date of deferral with respect to such deferred Restricted Stock Rights in accordance with, and subject to, the terms of the Deferred Compensation Plan. References in this Agreement to Restricted Stock Rights or Awards shall also be deemed to refer to the corresponding Dividend Equivalents paid pursuant to this Paragraph F.

G. Shareholder Rights. Prior to settlement, Employee shall not have any rights as a shareholder (including, without limitation, voting rights) with respect to the Shares of the Company’s common stock underlying the Restricted Stock Rights.

H. Withholding Taxes. Employee shall be required to remit any taxes the Company determines are due and payable with respect to the granting, vesting or settlement of the Award. Employee may either pay the taxes due to the Company, or, in the sole discretion of the Committee, request that Shares be withheld in an amount sufficient to cover the obligation based on the then Fair Market Value of such Shares. The Company may withhold Shares (or require the Transfer Agent to withhold issuance of the stock certificate for the Shares) until taxes have been satisfied.

I. Non-Transferability or Assignment. Prior to settlement, the Award is non-transferable and may not be assigned or otherwise transferred. Employee agrees not to sell, transfer, assign, pledge or hypothecate (whether by operation of law or otherwise) the Award, except as provided by the applicable laws of descent and distribution or as otherwise required by law, and that no Award shall be subject to execution, attachment or similar process.

J. No Right to Continued Employment. Neither the Plan nor any action taken hereunder shall be construed as giving Employee the right to be retained in the employ or service of the Company, nor shall it interfere in any way with the right of the Company to modify the terms of, or terminate Employee’s employment.

K. Governing Law. This Agreement shall be governed by the laws of the State of Delaware. Employee hereby consents to the jurisdiction of the federal and state courts located in Chicago, Illinois.

L. Amendments. The Committee may amend this Agreement at any time; provided, however, that no amendment that would adversely alter the Award granted hereunder shall have retrospective effect without the consent of Employee. Notwithstanding the foregoing, the Company may modify or amend the Plan, the Award or this Agreement at any time in any manner it considers necessary or advisable, in its sole discretion, to comply with applicable tax laws, securities laws, accounting rules and other applicable laws, rules or regulations or to ensure that the Award is not subject to federal, state, local or foreign taxes prior to settlement.

M. Section 409A. Notwithstanding any provision set forth in the Plan or this Agreement, the Committee may, without Employee’s consent, modify the terms and conditions of this Award, the Plan or this Agreement to the extent it deems necessary or advisable, in its sole discretion, in order to comply with, or avoid being subject to, Section 409A of the Code and any regulations or guidance promulgated thereunder.

N. Specified Employees. Notwithstanding any provision of the Plan or Agreement to the contrary if, upon the termination of Employee’s employment with the Company for any reason, the Company determines that Employee is a “specified employee” as defined in Section 409A of the Code and regulations and guidance promulgated thereunder, the Award shall not settle before the earlier of (i) the date which is six months after Employee’s termination of employment for any reason other than death or (ii) the date of Employee’s death. The provisions of this Section N shall only apply if required to comply with Section 409A.

O. Notices. Notices required or permitted to be made under this Agreement shall be sufficiently made if (a) sent by (i) registered or certified mail, (ii) a nationally recognized courier service or (iii) facsimile, and (b) addressed (i) to Employee at Employee’s address as set forth in the books and records of the Company or (ii) to the Company or the Committee at the principal office of the Company. Employee shall notify the Company promptly of any change of address.

P. Binding on Successors. The terms and provisions of this Agreement and the Plan will be binding on any successor in interest to Employee, whether such successor attains such status through inheritance, the laws of descent or otherwise.

          IN WITNESS WHEREOF, this Restricted Stock Rights Agreement has been executed by the parties hereto as of the ___day of ___, 200___.

Trizec Properties, Inc.

By:

Timothy H. Callahan President and Chief Executive Officer

          ACCEPTED AND AGREED that the undersigned Employee acknowledges receipt of the Award granted hereunder and understands and agrees to the terms and conditions of this Restricted Stock Rights Agreement and the Plan.

By:

«Name»

Schedule A

Trizec Properties, Inc.

RESTRICTED STOCK RIGHTS AGREEMENT
(_________ __, 200_)

(Attached)

2002 Long Term Incentive Plan

(Amended and Restated Effective May 29, 2003, as amended)

Schedule B

Trizec Properties, Inc.

RESTRICTED STOCK RIGHTS AGREEMENT
(_________ __, 200_)

VESTING

General

50% of the Restricted Stock Rights are subject solely to the Time-Based Vesting Requirements set forth below (the “Time-Based Award”). The remaining 50% of the Restricted Stock Rights are subject to both the Time-Based Vesting Requirements and the Performance-Based Vesting Requirements set forth below (the “Performance-Based Award”).

Time-Based Vesting Requirements

The Time-Based Award shall vest ratably over five years, as long as Employee remains an employee of the Company from the Date of Grant through the applicable Vesting Date according to the following schedule:

Portion of the Award	Vesting Date
1/5	1st anniversary of the Date of Grant
1/5	2nd anniversary of the Date of Grant
1/5	3rd anniversary of the Date of Grant
1/5	4th anniversary of the Date of Grant
1/5	5th anniversary of the Date of Grant

There are, of course, exceptions to the requirement that Employee remain employed by the Company as set forth in Paragraph C of the Restricted Stock Rights Agreement. But the general rule is that at the time of the termination of Employee’s employment by the Company, any unvested portion of the Award shall be cancelled.

Performance-Based Vesting Requirements

Subject to satisfaction of the Time-Based Vesting Requirements, the Performance-Based Award will vest ratably over five years if the performance goals are achieved for the applicable Performance Period, as long as Employee is employed by the Company on the applicable Vesting Date following the expiration of that Performance Period. The performance goals will be set annually by the Compensation Committee of the Board of Directors for each Performance Period within the first sixty days of the applicable calendar year.

Portion of the
Performance-Based
Award	Performance Period	Vesting Date
1/5	January 1, 200_ through December 31, 200_	1st anniversary of the Date of Grant
1/5	January 1, 200_ through December 31, 200_	2nd anniversary of the Date of Grant
1/5	January 1, 200_ through December 31, 200_	3rd anniversary of the Date of Grant
1/5	January 1, 200_ through December 31, 200_	4th anniversary of the Date of Grant
1/5	January 1, 200_ through December 31, 200_	5th anniversary of the Date of Grant

If the performance goals are not achieved in any Performance Period, then the ratable portion of the Performance-Based Award for that Performance Period will not vest. However, to the extent that in any subsequent Performance Period, an annual performance goal is exceeded and such excess performance is sufficient to make up the deficiency of a prior Performance Period (on a cumulative basis beginning with the prior non-Performance Period and ending with the most recently ended Performance Period), then the portion of the Performance-Based Award that did not vest in such prior Performance Period will vest on the Vesting Date immediately following the subsequent Performance Period. If the Committee elects to adopt different performance goals for a subsequent Performance Period, the Committee shall have the discretion to ratably adjust the performance goals for the prior Performance Period to determine the cumulative results, so that excess performance in a subsequent Performance Period can make up the deficiency of a prior Performance Period.

To the extent that in any Performance Period the performance goals are exceeded, any such excess performance in that Performance Period may not be carried forward to any subsequent Performance Period, and may not be used to make up any deficiency in any subsequent Performance Period. To the extent that any portion of the Performance-Based Award does not vest on ___, 20___, such unvested portion of the Performance-Based Award will be cancelled.

For the first Performance Period from January 1, 200___through December 31, 200___, the Committee has established two performance goals as follows (either of which, if achieved, will be sufficient to allow the vesting of the ratable portion of the Performance-Based Award assuming that the Time-Based Vesting Requirements are also satisfied):

1.	Trizec Properties Total Shareholder Return must be equal to at least 10% for the first Performance Period.

2.	Trizec Properties Total Shareholder Return for the first Performance Period must be in an amount that is in the 50th percentile or greater of a pre-determined group of peer companies.